Exhibit 99.01

July 20, 2005

David Harold Persing, M.D., Ph.D.

Re: Offer of Employment by Cepheid

Dear Dave:

     I am very pleased to confirm our offer to you of employment with Cepheid (the “Company”). You will report to John Bishop, the Company’s Chief Executive Officer, in the position of Executive Vice President/Chief Technical and Medical Officer. This offer is contingent on the successful completion of a background check. The terms of our offer and the benefits currently provided by the Company have been approved by the Compensation Committee of the Board of Directors and are as follows:

     1. Starting Salary. Your starting salary will be $350,000 per year and will be subject to annual review.

     2. Sign-On Bonus. You will receive a sign-on bonus of $50,000 within five days of commencement of employment.

     3. Annual Incentive Bonus. You will be eligible to receive a cash bonus of up to 35% of your base salary on an annual basis, commencing with calendar year 2006. Your first year’s bonus for calendar year 2006 will be guaranteed. Achievement of goals and objectives as mutually determined by you and the Company shall be the determining feature in the percentage bonus payout you will be eligible to receive in subsequent years.

     4. Paid Time Off. You will accrue Paid Time Off (PTO) based on an accrual rate of 30 days per calendar year, commencing with your hire date.

     5. Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time.

     6. Change of Control. The Company will offer you the change of control benefits detailed in Exhibit A effective with your date of hire.

     7. Moving Expenses; Housing Allowance. The Company will reimburse your reasonable moving expenses and transportation costs associated with your move to the Sunnyvale, California area, according to the schedule provided in Exhibit B. Should you voluntarily resign your position with the Company within twelve (12) months of your actual move date, you will be required to repay these monies on a pro-rata basis within one month of the date your employment terminates. The Company shall have the right to offset such amounts against other payments due to you that are not wages (e.g., expense reimbursements).

     In the event the protections afforded to you in your Change of Control Retention and Severance Agreement are triggered during any period of time in which you may have liability with respect to the Moving Expenses, you shall not be required to repay the Company for any Moving Expenses paid by the Company to you.

     Following the completion of your household move to the Sunnyvale, California area, the Company will pay you a housing allowance of $3,000 per month. Please note that this amount will be paid instead of the Temporary Living benefit set forth in            section 4 of Exhibit B and not in addition to that amount.

     Except as provided below, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future.

     8. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below) and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

     9. Options. The Compensation Committee of the Board of Directors of the Company has granted you a stock option to purchase up to 300,000 shares of Common Stock of the Company under our 1997 Stock Option Plan (the “Plan”) at the closing fair market value of the Company’s Common Stock at the end of business on your first day of employment. The shares you will be given the opportunity to purchase will vest at the rate of twenty-five percent (25%) at the end of your first anniversary of employment with the Company, and an additional 1/48 of the total number of shares per month thereafter, so long as you remain employed by the Company on each such date. Further details on the Plan and your specific option grant will be provided upon your commencement of employment with the Company.

     Pursuant to the Company’s Executive Incentive program, the Compensation Committee of the Board of Directors of the Company has granted you an additional stock option to purchase up to 50,000 shares of Common Stock of the Company at the closing fair market value of the Company’s Common Stock at the end of business on your first day of employment. This option will vest and become exercisable as to 1/48 of the shares on January 1, 2007, and as to an additional 1/48 of the shares at the end of each month thereafter, so long as you remain employed by the Company on each such date; provided, that this entire Executive Incentive option will vest and become exercisable upon the determination of the Board of Directors of the Company in its discretion that the Company has achieved two consecutive quarters of operating profitability, measured by the Company’s net income, excluding equity compensation expense, at or prior to the 2006 fiscal year end. In the event of a Corporate Transaction, as described in Section 16 of the Plan, that impacts the Company’s profitability, the Board shall have the sole discretion to determine whether such profitability objective shall have been achieved and the vesting of such option shall accelerate.

     As you know, upon joining the Company’s Board of Directors as a non-employee director in 2004, you received an initial director option to purchase up to 15,000 shares of Common Stock, of which 5,000 shares vested on the one-year anniversary of the grant date, and the remaining 10,000 shares are currently unvested. In connection with the 2005 annual meeting of shareholders, you also received an annual director option to purchase up to 7,500 shares of common stock, all of which shares are currently unvested. Please note that should you decide to accept our offer of employment, you will forfeit all of your existing unvested non-employee director stock options. In addition, while you are employed by the Company, you would not be eligible for any of the cash or equity compensation paid to non-employee Board members in connection with Board service and meeting attendance.

     10. At-Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

     11. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

     12. Insider Trading Policy. Your continued employment is also contingent upon reading and signing the enclosed Insider Trading Policy.

     13. Acceptance. This offer will remain open until July 22, 2005. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me at (408) 400-8436. The confidential Human Resources Department fax number is (408) 541-4193.

     14. Start Date. We hope and expect that your start date will be no later than August 29, 2005.

     We look forward to the opportunity to welcome you to the Company.

Very truly yours,
/s/ Laurie King
Laurie King
Vice President, Human Resources

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ David Harold Persing, MD, Ph.D.	Date signed:	July 21, 2005

David Harold Persing, M.D., Ph.D.

August 29, 2005

Start Date